Exhibit 99.1
CONNECTICUT WATER SERVICE, INC. REPORTS INCREASED NET
INCOME FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO 2004
Clinton, Connecticut — Connecticut Water Service, Inc., (the Company) (NASDAQ: CTWS), New England’s largest domestic based investor owned water company, serving over 81,000 customers in 41 towns throughout Connecticut announced that, based on [preliminary] unaudited financial information, it expects to report net income for the year ending December 31, 2005 of $10.3 million, or $1.27 per basic common share when it files its 2005 Form 10-K with the Securities and Exchange Commission later this month. This is an increase of approximately $900,000, or $0.10 per basic common share, over 2004, when net income of $9.4 million, or $1.17 per basic common share was reported.
Both years’ net income includes the results of discontinued operations associated with the Company’s decision to sell the assets of a wholly owned subsidiary, Barnstable Water Company (BWC), in 2005. These discontinued operations reflect the gain on the sale of assets, the income derived from the operating contract between the Town of Barnstable (Town) and BWC subsequent to the sale, as well as the income derived from the Company’s investment of the $6.7 million in net proceeds from the sale. That operating contract between the Town and BWC ended in February of 2006. Partially offsetting the financial benefits of the Company’s decision to sell the BWC assets was the decline in the Real Estate segment’s net income in 2005.
As expected, in 2005 the Company did not dispose of any large portions of its non watershed lands as it had in the prior three years. In addition, despite the 3% increase in revenues in 2005, reflecting both organic growth and favorable summer weather, the Water Activities segment experienced increased operating costs, including energy, health care, pensions, and other compliance related expenses. Revenues and Income derived from the Services & Rentals segment grew 4% and 14%, respectively in 2005.
The Company’s President and Chief Executive Officer Eric W. Thornburg said, “We are proud to report our 15th consecutive year of increased net income. Over the past 15 years we have met the financial challenges of increasing earnings for our shareholders, while meeting our commitment to customers to maintain stable rates over an extended period of time. We have done so without sacrificing the quality service that our customers have come to expect and deserve. It has become clear to us however, that after 15 years of investing a total of approximately $100 million in our water system infrastructure, combined with increasing operating costs, that a rate increase for our regulated subsidiaries will need to be requested later this year.”

The Company has determined to wait to report its full financial results until the completion of the audit of its financial statements and the filing of its Annual Report on Form 10-K. The Company has been working diligently to complete its 2005 audited financial results, including its internal control testing and assessment as required by Section 404 of the Sarbanes-Oxley Act. The Company’s preliminary results reported in this release may be subject to change in connection with the completion of its audited financial statements.
This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.